Exhibit 12.1

China Biologic Products, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year ended December 31,										Three months ended March 31,
	2010		2011		2012		2013		2014		2015
Fixed charges:
Interest expensed and capitalized	$1,087,290		$1,147,315		$1,249,982		$1,114,851		$3,677,703		$751,810
Amortized premiums, discounts and capitalized expenses related to indebtedness	1,578,014		3,503,766		-		-		-		-
Estimation of the interest within rental expense	17,178		19,525		19,868		20,101		20,116		5,011
Preference security dividend requirements of consolidated subsidiaries	-		-		-		-		-		-
Total fixed charges	$2,682,482		$4,670,606		$1,269,850		$1,134,952		$3,697,819		$756,821
Earnings:
Add:
Pre-tax income from continuing operations	$65,601,059		$42,282,868		$81,135,139		$92,401,365		$122,752,161		$35,271,510
Adjustment for income or loss from equity investees	(1,070,241)		(1,858,171)		(2,665,881)		(2,170,473)		(8,646,181)		95,067
Fixed charges (calculated above)	2,682,482		4,670,606		1,269,850		1,134,952		3,697,819		756,821
Amortization of capitalized interest	-		-		-		-		-		-
Distributed income of equity investees	653,476		1,101,800		555,450		1,718,850		1,710,450		-
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	-		-		-		-		-		-
Deduct:	-		-		-		-		-		-
Interest capitalized	-		-		-		-		-		-
Preference security dividend requirements of consolidated subsidiaries	-		-		-		-		-		-
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	-		-		-		-		-		-
Total earnings	$67,866,776		$46,197,103		$80,294,558		$93,084,694		$119,514,249		$36,123,398

Ratio of earnings to fixed charges (1)	25.3	x	9.9	x	63.2	x	82.0	x	32.3	x	47.7	x

(1) For purpose of this calculation, “Earnings” is Pre-tax income from continuing operations and Adjustment for income or loss from equity investees plus Fixed charges, Amortization of capitalized interest, Distributed income of equity investees and Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, less Interest capitalized, preference security dividend requirements of consolidated subsidiaries and Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” is Interest expensed and capitalized plus Amortized premiums, discounts and capitalized expenses related to indebtedness and Estimation of interest within rental expense and Preference security dividend requirements of consolidated subsidiaries.